                            ASSET PURCHASE AGREEMENT



                                      AMONG


                                 OMNICARE, INC.,


                            BADGER ACQUISITION CORP.,


                        EXTENDICARE HEALTH SERVICES, INC.


                                       AND


                           THE SELLERS PARTIES HERETO





                            DATED AS OF JULY 29, 1998

                                TABLE OF CONTENTS

                                                                                     PAGE
ARTICLE 1  SALE AND PURCHASE OF ASSETS.................................................2
           Section 1.1  The Assets and the Assumed Liabilities.........................2
           Section 1.2  Closing........................................................2
           Section 1.3  Deliveries by the Sellers......................................3
           Section 1.4  Deliveries by Seller Parent....................................3
           Section 1.5  Deliveries by the Purchaser....................................4
           Section 1.6  Post-Closing Adjustment........................................4
           Section 1.7  Allocation of the Purchase Price...............................6
           Section 1.8  Changes in Facilities..........................................6

ARTICLE 2  REPRESENTATIONS AND WARRANTIES OF THE SELLER ENTITIES.......................7
           Section 2.1  Organization...................................................7
           Section 2.2  Authority Relative to this Agreement...........................7
           Section 2.3  Consents and Approvals; No Violations..........................7
           Section 2.4  Financial Statements...........................................8
           Section 2.5  Absence of Certain Changes.....................................8
           Section 2.6  No Default.....................................................9
           Section 2.7  Litigation.....................................................9
           Section 2.8  Permits; Compliance with Applicable Law........................9
           Section 2.9  Taxes.........................................................10
           Section 2.10 Intellectual Property.........................................12
           Section 2.11 Transactions with Affiliates..................................12
           Section 2.12 Contracts.....................................................12
           Section 2.13 Labor Relations...............................................13
           Section 2.14 Environmental.................................................13
           Section 2.15 Assets Used in the Business...................................14
           Section 2.16 Title to Assets...............................................15
           Section 2.17 Insurance.....................................................15
           Section 2.18 Inventory.....................................................15
           Section 2.19 Accounts Receivable...........................................15
           Section 2.20 Product Returns and Warranties................................15
           Section 2.21 Customers; Suppliers..........................................16
           Section 2.22 Absence of Certain Business Practices.........................17
           Section 2.23 Certain Healthcare Legal Matters..............................17
           Section 2.24 Real Property.................................................19
           Section 2.25 Purchasing Contracts..........................................19
           Section 2.26 Employee Benefits.............................................19
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
           Section 2.27 Purchase Price................................................19

ARTICLE 3  REPRESENTATIONS AND WARRANTIES OF THE PURCHASER AND
           PARENT.....................................................................19
           Section 3.1  Organization..................................................19
           Section 3.2  Authority Relative to this Agreement..........................19
           Section 3.3  Consents and Approvals; No Violations.........................20
           Section 3.4  Funds.........................................................20

ARTICLE 4  COVENANTS..................................................................20
           Section 4.1  Conduct of the Business.......................................20
           Section 4.2  Access to Information.........................................22
           Section 4.3  Disclosure Supplements........................................22
           Section 4.4  Reasonable Efforts............................................23
           Section 4.5  Further Assurances............................................23
           Section 4.6  Brokers or Finders............................................24
           Section 4.7  No Solicitation...............................................24
           Section 4.8  Tax Matters...................................................24
           Section 4.9  Release of Liens..............................................24
           Section 4.10 Performance of Obligations....................................24
           Section 4.11 Consents to Transfer Assets...................................25
           Section 4.12 Employment Matters............................................25
           Section 4.13 Non-Competition...............................................27
           Section 4.14 Transition Services...........................................29
           Section 4.15 Bulk Sales Laws...............................................29
           Section 4.16 Facilities....................................................29
           Section 4.17 Payments to the Business......................................29
           Section 4.18 Share Legend; Transfer........................................29
           Section 4.19 Audit.........................................................30

ARTICLE 5  CONDITIONS.................................................................31
           Section 5.1  Conditions to Each Party's Obligations........................31
           Section 5.2  Conditions to Obligations of the Parent and the Purchaser.....32
           Section 5.3  Conditions to Obligations of Seller Parent and the Sellers....33

ARTICLE 6  TERMINATION AND AMENDMENT..................................................33
           Section 6.1  Termination...................................................33
           Section 6.2  Effect of Termination.........................................34
           Section 6.3  Amendment.....................................................34
           Section 6.4  Extension; Waiver.............................................34
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
ARTICLE 7  SURVIVAL; INDEMNIFICATION..................................................34
           Section 7.1  Survival Periods..............................................34
           Section 7.2  Indemnification Amounts.......................................35
           Section 7.3  Indemnification...............................................35
           Section 7.4  Claims........................................................36
           Section 7.5  Relation to Escrow............................................37
           Section 7.6  Exclusive Remedy..............................................37

ARTICLE 8  MISCELLANEOUS..............................................................37
           Section 8.1  Notices.......................................................37
           Section 8.2  Headings......................................................38
           Section 8.3  Counterparts..................................................38
           Section 8.4  Entire Agreement; Assignment..................................38
           Section 8.5  Governing Law.................................................39
           Section 8.6  Specific Performance..........................................39
           Section 8.7  Publicity.....................................................39
           Section 8.8  Binding Nature; No Third Party Beneficiaries..................40
           Section 8.9  Severability..................................................40
           Section 8.10 Interpretation................................................40
           Section 8.11 Payment of Expenses...........................................40
           Section 8.12 Access to Records.............................................41




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
Exhibit A   The Warrant
Exhibit B   DEA Power of Attorney
Exhibit C   Milwaukee Lease
Exhibit D   Federal Way Sublease
Exhibit E   Canada and UK Provider Agreement
Exhibit F   Escrow Agreement
Exhibit G   Accu-Med License Agreement
Exhibit H   Registration Rights Agreement

         ASSET PURCHASE AGREEMENT, dated as of July 29, 1998 among Omnicare, Inc., a Delaware corporation ("Parent"), Badger Acquisition Corp., a Delaware corporation and a wholly owned subsidiary of Parent (the "Purchaser"), Extendicare Health Services, Inc., a Delaware corporation ("Seller Parent"), and the subsidiaries of Seller Parent listed on the signature pages hereto (collectively, the "Sellers" and, together with Seller Parent, the "Seller Entities").

         WHEREAS, the Seller Entities are engaged in several businesses, one of them being the UPC Institutional Pharmacy business, defined herein as consisting of the provision to nursing homes, assisted living facilities and other long-term care facilities and residents of such facilities (collectively, the "LTC Customers"), of the following items: (i) pharmaceutical products, (ii) pharmacy-related services, (iii) infusion therapy products and services, (iv) respiratory equipment and supplies, and (v) parenteral and enteral nutrition products, wound care products, ostomy and urological supplies, together with all home health care services provided by United Professional Companies, Inc. ("UPC") at its Springfield, Ohio location whether to LTC Customers or others (the "Business" and all such products, equipment and supplies collectively the "Business Products"). The Business excludes the following: (a) respiratory therapist services, not including the provision of Business Products to LTC Customers, (b) the provision of respiratory equipment and supplies other than to LTC Customers, (c) home health services (including those provided by Stein Medical), except for those services provided by UPC at its Springfield, Ohio location and the provision of Business Products to LTC Customers, (d) group purchasing services, provided that such services do not include the sale by Seller Entities or affiliates (as distinguished from sales by unaffiliated vendors or original manufacturers) of Business Products to LTC Customers, (e) clinical psychology and other behavior health services, not including the provision of Business Products to LTC Customers, (f) the business of contracting with managed care organizations, insurers, and other payors of health care services for the provision of care to individuals in nursing homes, assisted living facilities and other long-term care facilities, provided that the provision of all products and services included within the Business shall not be provided by Seller Entities or any affiliates, (g) respiratory equipment and supplies provided by UPC/ Chippewa Valley Home Care, LLC in the Eau Claire, Wisconsin area and (h) the provision by UPC Home Health Services of respiratory equipment and supplies to residents in assisted living facilities in Wisconsin which are not affiliated with the Seller Entities.

         WHEREAS, the Seller Entities wish to sell, and the Purchaser wishes to purchase, certain assets relating to the Business.

         NOW, THEREFORE, the parties agree as follows:

                                    ARTICLE 1
                           SALE AND PURCHASE OF ASSETS

         Section 1.1    The Assets and the Assumed Liabilities.

              (a) Upon the terms and subject to the conditions of this Agreement, at the Closing, the Sellers shall sell, convey, assign, transfer and deliver to the Purchaser and the Purchaser shall purchase and acquire good and valid title to all of the properties, assets and rights of the Sellers or any subsidiary thereof set forth on Schedule 1.1(a)(x) hereto (collectively, the "Assets"), provided that the Assets shall not include any of the Assets set forth on Schedule 1.1(a)(y) hereto (the "Excluded Assets").

              (b) Upon the terms and subject to the conditions of this Agreement, at the Closing, the Purchaser shall assume, and shall be solely and exclusively liable with respect to, and shall pay, perform or discharge in accordance with their respective terms, the liabilities and obligations of the Sellers set forth on Schedule 1.1(b) hereto (collectively, the "Assumed Liabilities").

              (c) Notwithstanding anything in this Agreement to the contrary, (i) the Purchaser shall not assume, nor shall it be deemed to have assumed, any liabilities or obligations, except as expressly provided in Section 1.1(b) hereof and (ii) the Assumed Liabilities shall not, in any event, include the liabilities and obligations set forth on Schedule 1.1(c) hereto (collectively, the "Excluded Liabilities").

              (d) Purchase Price. (x) In consideration for the sale and transfer of the Assets and the performance by the Seller Entities of their covenants hereunder (including making the deliveries contemplated hereby), at the Closing the Purchaser shall pay an aggregate of (i) $250,000,000, (ii) 125,000 shares of common stock, par value $1.00 per share (the "Shares"), and
(iii) warrants, in the form of Exhibit A hereto (the "Warrants"), to purchase up to 1,500,000 Shares on the terms set forth therein (the "Purchase Price") as provided in this Article I, subject to adjustment as provided in Sections 1.1(d)(y) and 1.6, and Parent and the Purchaser shall perform their respective covenants hereunder (including making the deliveries contemplated hereby).

              (y) Subject to Section 5.1(c), if the Audited EBITA Number (as defined in Section 4.19 hereof) is less than $20,914,560, each of the amount of cash, number of Shares and number of Shares issuable pursuant to the Warrants contemplated by Section 1.1(d)(x) shall be reduced by the percentage equal to
(x) one minus the result obtained by dividing the Audited EBITA Number by $21,786,000, multiplied by (y) 100.

         Section 1.2 Closing. (a) Upon the terms and subject to the conditions of this Agreement, the closing of the transactions contemplated by this Agreement (the "Closing") will take place on the tenth business day following the satisfaction or waiver of the conditions set


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forth in Article V hereof (other than conditions which, by their nature, are to be satisfied at the Closing, but subject to such conditions), at 10:00 a.m., Milwaukee time, at the offices of Quarles & Brady, Milwaukee, Wisconsin, or at such other time or at such other place as shall be agreed upon by the parties. The date on which the Closing occurs is hereinafter referred to as the "Closing Date."

              (b) By virtue of the Closing, (a) the Sellers shall sell, convey, assign, transfer and deliver to the Purchaser and the Purchaser shall purchase and acquire good and valid title to all the Assets and (b) the Purchaser shall assume, and shall be solely and exclusively liable with respect to, and shall pay, perform or discharge in accordance with their respective terms, the Assumed Liabilities.

         Section 1.3 Deliveries by the Sellers. At the Closing, each Seller shall deliver or cause to be delivered to the Purchaser the following:

              (a) Good and sufficient instruments of assignment with respect to Intellectual Property (as defined herein) in recordable form;

              (b) A duly executed DEA Power of Attorney in the form of Exhibit B attached hereto; and

              (c) Such other duly executed documents and certificates as may be required to be delivered by such Seller pursuant to the terms of this Agreement or as may be reasonably requested by the Purchaser prior to the Closing.

         Section 1.4 Deliveries by Seller Parent. At the Closing, Seller Parent shall deliver to the Purchaser the following:

              (a) A duly executed lease containing the terms set forth on Exhibit C (the "Milwaukee Lease");

              (b) A duly executed sublease containing the terms set forth on Exhibit D (the "Federal Way Sublease");

              (c) A duly executed Canada and UK Provider Agreement containing the terms set forth on Exhibit E (the "Provider Agreement");

              (d) On behalf of the Sellers, a duly executed escrow agreement in the form of Exhibit F attached hereto (the "Escrow Agreement");

              (e) A duly executed Accu-Med license agreement in the form of Exhibit G attached hereto; and



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              (f)       Such other duly executed documents and certificates as
may be required to be delivered by Seller Parent pursuant to the terms of this Agreement or as may be reasonably requested by the Purchaser prior to the Closing.

         Section 1.5 Deliveries by the Purchaser. At the Closing, the Purchaser shall deliver or cause to be delivered (x) to Seller Parent the following:

              (a) An aggregate of (i) $211,796,875 in immediately available funds, by wire transfer to an account or accounts specified by Seller Parent no later than one business day prior to the Closing, (ii) 125,000 newly issued, duly authorized, validly issued, fully paid and non-assessable Shares and (iii) the Warrants, duly executed;

              (b)       A duly executed Escrow Agreement;

              (c)       A duly executed Accu-Med license agreement;

              (d)       A duly executed Milwaukee Lease;

              (e)       A duly executed Federal Way Sublease;

              (f) A duly executed Registration Rights Agreement, in the form of Exhibit H;

              (g)       A duly executed Provider Agreement; and

              (h) Such other duly executed documents and certificates as may be required to be delivered by the Purchaser pursuant to the terms of this Agreement or as may be reasonably requested by the Sellers prior to the Closing; and

              (i) To the Escrow Agent, $38,203,125 in immediately available funds by wire transfer to an account specified by the Escrow Agent.

         Section 1.6   Post-Closing Adjustment.

              (a) If the Closing Date Net Assets (as defined below) are less than $44,000,000, the Sellers shall pay the difference to the Purchaser; provided that if any event which would result in a reduction in the Closing Date Net Assets (the "CDNA Amount") has resulted in an adjustment pursuant to Section 1.1(d)(y), then the amount to be paid by Seller pursuant to this Section 1.6 shall be reduced by the CDNA Amount. If the Closing Date Net Assets are more than $46,000,000, the Purchaser shall pay the difference to the Seller. Any payment under this Section 1.6(a) shall be made in immediately available funds within five business days of the date the Closing Date Net Assets are finally determined pursuant to this Section 1.6 and shall be accompanied by interest on such amount from the Closing Date to


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the date of payment at a floating rate equal to the publicly announced prime lending rate of NationsBank, N.A. Any such payment shall be made in accordance with Section 7.5 hereof.

              (b) As promptly as practicable following the Closing Date, but in no event more than 90 days following the Closing Date, the Purchaser shall prepare and deliver to Seller Parent a balance sheet setting forth the Assets and the Assumed Liabilities as of the Closing Date, in accordance with clause (f) below.

              (c) Unless within 30 days after its receipt of the Closing Date Balance Sheet (as defined below), Seller Parent shall deliver to the Purchaser a detailed statement describing its objections thereto, the amounts determined in accordance with clause (b) shall be final and binding.

              (d) If Seller Parent shall deliver the statement referred to in clause (c) above, the Purchaser and Seller Parent will use reasonable efforts to resolve any disputes, but if a final resolution is not reached within 20 days after Seller Parent has submitted its objections, any remaining disputes will be resolved by Arthur Andersen LLP or such other national accounting firm as the parties mutually agree upon based on its neutrality with respect to all parties (the "Reviewing Accountants"). The Reviewing Accountants shall be instructed to resolve any matters in dispute as promptly as practicable in accordance with
Section 1.6(e) below. The determination of the Reviewing Accountants will be final and binding.

              (e) The Purchaser and Seller Parent will each pay one-half of the fees and expenses of the Reviewing Accountants. Seller Parent and the Purchaser shall cooperate with each other and the Reviewing Accountants in connection with the matters contemplated by this Section 1.6, including by furnishing such information and access to books, records (including accountants work papers), personnel and properties as may be reasonably requested at their own expense. Each party may also furnish to the Reviewing Accountants such other information and documents as it deems relevant with copies and notification to the other party. The Reviewing Accountants may conduct such procedures as it deems appropriate, provided that the parties do not intend that formal civil procedures necessarily be followed.

              (f) The "Closing Date Net Assets" will be equal to the total assets less the total liabilities set forth on the balance sheet finally determined in accordance with this Section 1.6 (the "Closing Date Balance Sheet"). The Closing Date Balance Sheet shall be prepared in accordance with U.S. generally accepted accounting principles ("GAAP") applied on a basis otherwise consistent with the accounting principles used in preparation of the December 31, 1997 and March 31, 1998 balance sheets delivered pursuant to
Section 2.4 hereof and in all respects as if the Closing Date were the end of a fiscal year. Future payments by Parent or any subsidiary thereof under any non-competition or "earn-out" agreements included in the Assets and Assumed Liabilities shall be deemed liabilities for purposes of this Section 1.6 and the present value (using a 7% discount rate) of such payments shall be so reflected on the Closing Date Balance Sheet. The provisions set forth in Schedule 1.6(f) shall


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



govern the preparation of the Closing Date Balance Sheet and the review thereof. Parent, Seller Parent, KPMG Peat Marwick LLP ("KPMG") and Price Waterhouse Coopers LLP ("PWC") shall promptly meet, and during the preparation of the Closing Date Balance Sheet and review thereof shall continue to meet, to discuss such Closing Date Balance Sheet, and any additions or other modifications to such Schedule. Any dispute shall be resolved by the Reviewing Accountants.

         Section 1.7 Allocation of the Purchase Price. On or prior to the Closing Date, Seller Parent and the Purchaser shall mutually agree on an allocation of the Purchase Price and the amount of the Assumed Liabilities (and all other capitalizable costs) among the Assets (on both a consolidated and state by state basis) and other relevant items in accordance with Section 1060 of the Code (as defined below) and the regulations promulgated thereunder and all applicable provisions of state, local and foreign law (such allocations, the "Section 1060 Allocations"). If Seller Parent and the Purchaser are unable to agree with respect to the Section 1060 Allocations, Seller Parent and the Purchaser shall engage the Reviewing Accountants to determine such allocations. The conclusions of the Reviewing Accountants shall be binding on the parties. The fees and expenses of the Reviewing Accountants shall be shared equally by Seller Parent and the Purchaser. Each of the parties hereto agrees (i) to prepare and file Tax Returns (as defined below), including Form 8594, in a manner consistent with the Section 1060 Allocations, as finally determined pursuant to this Section 1.7, (ii) to report this transaction for federal, state, local and foreign income tax purposes in accordance with the Section 1060 Allocations, as finally determined pursuant to this Section 1.7, and (iii) to use its best efforts to sustain the Section 1060 Allocations, as finally determined pursuant to this Section 1.7, in any subsequent tax audit or dispute.

         Section 1.8 Changes in Facilities. The Sellers shall pay the Purchaser an amount equal to the diminution in value to the Business resulting from:

              (a) the extent to which the rights assigned by Sellers to Purchasers at the Closing under contracts pursuant to which Seller Parent, or any subsidiary or affiliate, provides products or services to any Facility relates to a number of pharmacy beds which is less than 47,553,

              (b) any Facility ceasing to be a Seller Facility within 18 months following the Closing, or

              (c) prior to the 18th month following the Closing, there being an event or fact which has had or is reasonably likely to have a material adverse effect on the Business with respect to Seller Facilities for a reason unrelated to (i) the management of the Business by Parent or its subsidiaries or affiliates, (ii) any natural disasters or (iii) any "Changes in Law." As used in this paragraph, "Change in Law" shall mean a change, after the date hereof, in federal or state laws, regulations or programs pertaining to the provision of services to residents of Facilities, or with respect to payment therefor, excluding (x) any changes relating


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



to or resulting from the Balanced Budget Act of 1997 (to include the Medicare Prospective Payment System for skilled nursing facilities contained therein), including any implementing regulations proposed or adopted after the date hereof, and (y) changes in the Seller Facilities' pharmacy, infusion, respiratory or medical supply usage resulting from changes in clause (x).

              (d) As used herein, (i) "Facilities" shall mean all healthcare facilities, including nursing homes, assisted living facilities and independent living facilities, which are now or hereafter provided products or services by the Business under contract and (ii) "Seller Facilities" shall mean all Facilities now or hereafter owned, operated or leased by Seller Parent or any subsidiary or affiliate.


                                    ARTICLE 2
              REPRESENTATIONS AND WARRANTIES OF THE SELLER ENTITIES

         The Seller Entities, jointly and severally, represent and warrant to the Purchasers as follows, except as set forth in the disclosure schedule being delivered by the Seller Entities to the Purchaser concurrently herewith (the "Disclosure Schedule") (which Disclosure Schedule identifies the section or subsection of this Agreement to which each entry relates):

         Section 2.1 Organization. Each Seller Entity (x) is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation and (y) has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business (including the Business) as now being conducted. Neither the Assets nor the Assumed Liabilities include any securities of any person.

         Section 2.2 Authority Relative to this Agreement. Each Seller Entity has full corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated by this Agreement. The execution and delivery of this Agreement by each Seller Entity and the consummation by each Seller Entity of the transactions contemplated by this Agreement have been duly and validly authorized by the Boards of Directors of each Seller Entity, and by Seller Parent as the sole stockholder of each of the Sellers, and no other corporate proceedings on the part of any Seller Entity are necessary to authorize this Agreement and to consummate the transactions contemplated by this Agreement. This Agreement has been duly and validly executed and delivered by each Seller Entity and constitutes the valid and binding obligation of each Seller Entity, enforceable against each Seller Entity in accordance with its terms.

         Section 2.3 Consents and Approvals; No Violations. Except for the applicable requirements of the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"), no filing with, and no permit, authorization, consent or approval of any federal, state, local, municipal or foreign or other government or governmental agency or body ("Governmental Entity") or any third party, is necessary for the consummation by any Seller

Entity of the transactions contemplated by this Agreement. Neither the execution and delivery of this Agreement by any Seller Entity nor the consummation by any Seller Entity of the transactions contemplated by this Agreement nor compliance by any Seller Entity with any of the provisions hereof will (i) conflict with or result in any breach of any provision of the certificate of incorporation or by-laws of any Seller Entity, (ii) result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, modification, cancellation or acceleration or loss of material benefits) under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, contract, agreement, permit, license, lease, purchase order, sales order, arrangement or other commitment or obligation to which any Seller Entity is a party or may be subject or which is included in the Assets or the Assumed Liabilities or (iii) violate any order, writ, injunction, decree, statute, treaty, rule or regulation applicable to any Seller Entity, the Assets or the Assumed Liabilities, except in the case of (ii) or (iii), for violations, breaches or defaults which would not (x) in the aggregate, have or would be reasonably likely to have a material adverse effect on the business, operations, assets, liabilities, financial condition or results of operations of the Business, Assets or Assumed Liabilities or (y) prevent or significantly delay the consummation of the transactions contemplated hereby (in either case, a "Material Adverse Effect").

         Section 2.4    Financial Statements.

              (a) Section 2.4(a) of the Disclosure Schedule sets forth the unaudited balance sheets and unaudited statements of income of the Business as of and for the year ended December 31, 1997 and the three months ended March 31, 1998, and an unaudited statement of cash flows for the three months ended March 31, 1998 (collectively, the "Financial Statements").

              (b) Each of the balance sheets (including the related notes) included in the Financial Statements fairly presents, in all material respects, the financial position of the Business as of the respective dates thereof and the statements of income and cash flow (including the related notes) included in the Financial Statements fairly present the results of operations of the Business for the respective periods then ended. Each of the Financial Statements has been (i) prepared in accordance with GAAP consistently applied during the periods involved, except as otherwise noted therein or, with respect to the year-end Financial Statements, in the notes thereto and (ii) prepared in accordance with the books and records of the Sellers.

         Section 2.5 Absence of Certain Changes. Since December 31, 1997, (a) the Business has operated in the ordinary course of business , (b) no Seller Entity has taken, or agreed to take, any of the actions set forth in Section 4.1 hereof and (c) the Business has not suffered a Material Adverse Effect.



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



         Section 2.6 No Default. There exists no default or violation (and no event has occurred which with notice or lapse of time would constitute a default or violation or loss of material benefits) by any Seller Entity or, to the knowledge of the Seller Entities, any other party thereto, of any term, condition or provision of (i) any note, bond, mortgage, indenture, contract, agreement, permit, license, lease, purchase order, sales order, arrangement or other commitment or obligation to which any Seller Entity is a party or may be subject or which is included in the Assets or the Assumed Liabilities or (ii) any order, writ, injunction, decree, statute, treaty, rule or regulation applicable to any of the Assets or the Assumed Liabilities, except for violations or defaults which would not, in the aggregate, have a Material Adverse Effect.

         Section 2.7 Litigation. There is no claim, action, suit, proceeding, opposition, challenge, cancellation proceeding, charge or investigation (collectively, a "Proceeding") pending or, to the knowledge of the Seller Entities, threatened, regarding the Business, Assets or Assumed Liabilities. There are no outstanding orders, writs, judgments, injunctions, decrees or settlements that apply, in whole or in part, to the Business, Assets or Assumed Liabilities that restrict the Business, Assets or Assumed Liabilities in any material respect.

         Section 2.8    Permits; Compliance with Applicable Law.

              (a) The Sellers possess all permits, licenses, variances, exemptions, orders, approvals and authorizations of all Governmental Entities necessary for the lawful conduct of the Business, including, without limitation, all provider agreements and other authorizations necessary for the Business to obtain reimbursement under the Medicare program, each state Medicaid program and all other governmental reimbursement programs under which the Business has obtained reimbursement since January 1, 1997 (the "Permits"). All of such Permits which are material, including all Permits to provide pharmacy services, are set forth in Section 2.8(a) of the Disclosure Schedule, and those, if any, included in the Assets are appropriately identified as being purchased by the Purchaser, but only to the extent Sellers may convey the same. All such Permits have been legally obtained and maintained and are in full force and effect. The Sellers are duly licensed to provide pharmacy services in all states in which the Business is conducted and are in substantial compliance with the terms of such licenses.

              (b) Except to the extent failure to be in compliance would not have a Material Adverse Effect, the Business is being and has been conducted in compliance with all Permits, orders, writs, judgments, injunctions, decrees and settlements and applicable laws, ordinances, codes, rules, regulations and policies of any Governmental Entity (collectively, the "Applicable Laws").

         Section 2.9    Taxes.

              (a) Each of the Seller Entities has duly and timely filed, or had Seller Parent file on its behalf (and, with respect to Tax Returns (as defined below) due after the date hereof and prior to the Closing Date, will duly and timely file or have Seller Parent file on its behalf), with the appropriate federal, state, local and foreign taxing authorities all Tax Returns required to be filed by or with respect to each member of the Group. All such Tax Returns were (and, as to Tax Returns not filed as of the date hereof, will be) true, correct and complete in all material respects as of the time of filing. Seller Parent and each member of the Group has paid (and, until the Closing Date, will pay) in full on a timely basis all Taxes (as defined below) due. The balance for accrued Taxes on the March 31, 1998 balance sheet referred to in Section 2.4 for the payment of accrued but unpaid Taxes through the date thereof is correct and the amount of the Seller Entities' liability for unpaid Taxes shall not exceed such balance for accrued but unpaid Taxes of the Seller Entities. All monies which each member of the Group was required by Applicable Laws to withhold from employee wages have been withheld (and, until the Closing Date, will be withheld) and either timely paid to the proper governmental authority or set aside in accounts for such purposes and accrued on the books of the Group or member, as the case may be.

              (b) Each of the Seller Entities is a domestic corporation for U.S. federal income Tax purposes, within the meaning of Sections 7701(a)(3) and (4) of the Code.

              (c) Except as set forth on Schedule 2.9, (i) none of the members of the Group has received any notice of a deficiency or assessment with respect to Taxes for which any of the Seller Entities could be liable from any taxing authority which has not been fully paid or finally settled, except to the extent any such deficiency or assessment is being contested in good faith through appropriate proceedings; (ii) there are no ongoing audits or examinations of any Tax Return relating to the Group or any member thereof for which any of the Seller Entities could be liable and no notice (oral or written) of audit or examination of any such Tax Return has been received by any member of the Group; (iii) none of the Seller Entities has given nor has there been given on its behalf a waiver or extension of any statute of limitations relating to the payment of Taxes for any year; (iv) no issue has been raised (either in writing or orally, formally or informally) on audit or in any other proceeding (and is currently pending) with respect to Taxes of the Group or any member thereof for which any of the Seller Entities could be liable by any taxing authority.

              (d) None of the Sellers is a party to any tax sharing agreement and has not assumed the liability of any other person with respect to Taxes under law or contract.

              (e) None of the Assets is or could be treated as an equity interest in a corporation (or an entity treated as a corporation for U.S. federal income Tax purposes), an interest in a partnership (or an entity treated as a partnership for U.S. federal income Tax purposes), or any interest in an entity (e.g., a corporation or trust) for U.S. federal income Tax purposes.

              (f) There are no security interests on any of the Assets that arose in connection with any failure (or alleged failure) to pay any Taxes and, except for liens for real and personal property Taxes that are not yet due and payable, there are no liens for any Tax upon any Asset.

              (g) For purposes of this Section 2.9, the following terms shall have the meaning given to them below:

                        (i) "Group" means, individually and collectively, (i) Seller Parent, (ii) the subsidiaries included in the affiliated group of which Seller Parent is the common parent within the meaning of Section 1504 of the Internal Revenue Code of 1986, as amended (the "Code"), (iii) the Sellers and
(iv) any individual, trust, corporation, partnership or any other entity as to which any of the Sellers are liable for Taxes incurred by such individual or entity either as a transferee or successor, or pursuant to Treasury Regulation Sections .1.1502-6, or pursuant to any other Law.

                        (ii) "Tax" means any of the Taxes, and "Taxes" means, with respect to the Group, (i) all income taxes (including any tax on or based upon net income, or gross income, or income as specially defined, or earnings, or profits, or selected items of income, earnings, or profits) and all gross receipts, estimated, sales, use, ad valorem, transfer, franchise, license, withholding, payroll, employment, excise, severance, stamp, occupation, premium, property, windfall profits, environmental (including taxes under Code Section
59A), alternative, add-on minimum, custom duties, capital stock, social security (or similar), unemployment, disability, or other taxes, fees, assessments, or charges of any kind whatsoever, together with any interest, penalty, or addition thereto, whether disputed or not, imposed by any taxing authority on the Group or any member thereof, and (ii) any liability for payment of any amount of the Tax described in the immediately preceding clause (i) as a result of being a "transferee" (within the meaning of Code Section 6901 or any other applicable law) of another person or successor, by contract, or otherwise, or a member of an affiliated, consolidated, or combined group.

                        (iii) "Tax Return" means any return, declaration, report, claim or refund, or information return or statement or other document (including any related or supporting information) filed or required to be filed with any appropriate federal, state, local or foreign governmental entity or authority (individually or collectively, "taxing authority") or other authority in connection with the determination, assessment or collection of any Tax paid or payable by the Group or the administration of any Laws, regulations, or administrative requirements relating to any such Tax.

         Section 2.10 Intellectual Property. The Assets include all U.S. and foreign, registered and unregistered, patents, trademarks, trade names, copyrights, technology (including software), trade secrets, know-how, inventions, data, processes and other intellectual property rights (collectively, "Intellectual Property Rights") material to the conduct of the Business. No claims are pending by any person as to the use of any Intellectual Property Rights in the Business and, to the best knowledge of each Seller Entity, the use by the Seller Entities of all Intellectual Property Rights does not infringe on the rights of any person and there is no basis for any such claim. To the best knowledge of each Seller Entity, no third person is infringing on the Intellectual Property Rights. The Intellectual Property Rights are owned exclusively by the Seller Entities and not subject to any licenses or other encumbrances. The Seller Entities have taken and, prior to Closing will continue to take, all measures reasonably necessary to preserve and protect the Intellectual Property Rights. Section 2.10 of the Disclosure Schedule sets forth a list of all material Intellectual Property Rights included in the Assets.

         Section 2.11 Transactions with Affiliates. As directly related to the Business, there are no outstanding liabilities or obligations for amounts owing to or from, or contracts and, within the past year there have been no transactions, between Seller Parent or its stockholder, directors, officers, employees or other affiliates (other than the Sellers) on the one hand, and the Sellers, the Business, the Assets or the Assumed Liabilities, on the other hand, other than the contracts included in the Assets and the Assumed Liabilities and other than the provision of pharmacy services in the ordinary course of business.

         Section 2.12   Contracts.

              (a) Section 2.12 of the Disclosure Schedule sets forth a complete and accurate list of all contracts included in the Assets or the Assumed Liabilities, other than contracts which involve the payment of less than $100,000 per year and which are not otherwise material to the Business.

              (b) Each contract included in the Assets or the Assumed Liabilities, (i) is legal, valid, binding and enforceable against the applicable Seller Entity, and to the Seller Entities' knowledge, against each other party thereto, is in full force and effect and, subject to obtaining all requisite consents to assignment from the other parties (which are listed in Section 2.12(b) of the Disclosure Schedule) will continue to be so legal, valid, binding, enforceable and in full force and effect following the Closing and (ii) neither the applicable Seller Entity, nor to the Seller Entities' knowledge, any other party, is in breach or default, and no event has occurred which would constitute (with or without notice or lapse of time or both) a breach or default (or give rise to any right of termination, modification, cancellation or acceleration) or loss of material benefits under any such contract, except in the case of (i) and (ii) above for lack of binding effect, enforceability, violations, breaches or defaults which would not, individually or in the aggregate, have a Material Adverse Effect.

              (c) The Seller Entities have delivered or made available for review by Parent true and complete copies of each contract listed on Section
2.12 of the Disclosure Schedule. Since the Balance Sheet Date, there has been no material modification, breach or termination of any such contract nor, to the Seller Entities' knowledge, is any such modification, breach or termination contemplated.

         Section 2.13   Labor Relations.

              (a) There is no unfair labor practice, charge or complaint or other proceeding pending or, to the knowledge of each Seller Entity, threatened, against any of the Assets or the Sellers or relating to the Business before the National Labor Relations Board or any other Governmental Entity.

              (b) There is no labor strike, slowdown or stoppage pending or, to the knowledge of the Sellers, threatened, against or affecting the Business, nor has there been any such activity within the past two years affecting the Business.

              (c) There are no pending collective bargaining negotiations relating to the employees of any of the Sellers.

              (d) (i) there are no agreements with, or pending petitions for recognition of, a labor union or association as the exclusive bargaining agent for any or all of the employees of any of the Seller Entities, (ii) no such petitions have been pending within the past five years and (iii) to the best knowledge of each Seller Entity, there has not been any general solicitation of representation cards by any union seeking to represent the employees of any of the Seller Entities as their exclusive bargaining agent at any time within the past five years.

         Section 2.14   Environmental.

              (a) Except to the extent that any of the following, individually or in the aggregate, could not result in any Damages (as defined in Section 7.2(a) hereof) to any of the Seller Entities, the Assets or the Business, individually or in the aggregate, of a value greater than $50,000: (i) the Sellers, Seller Parent (in connection with the Business), the Assets and the Business comply and at all times have complied with all applicable Environmental Laws (as defined below), (ii) no Hazardous Substances (as defined below) are present at or have been disposed on or released or discharged from, onto or under any of the properties currently owned, leased, operated or otherwise used by the Sellers (including soils, groundwater, surface water, buildings or other structures) or Seller Parent (in connection with the Business), (iii) no Hazardous Substances were present at or disposed on or released or discharged from, onto or under any of the properties formerly owned, leased, operated or otherwise used by the Sellers, Seller Parent (in connection with the Business) or the Business during the period of ownership, lease, operation or use by any of the Sellers, Seller Parent (in connection with the Business) or the Business,
(iv) none of the Sellers, Seller Parent (in connection with the

Business), the Assets or the Business are subject to any liability or obligation in connection with Hazardous Substances present at any location owned, leased, operated or otherwise used by any third party, (v) none of the Seller Entities or the Business has received any notice, demand, letter, claim or request for information alleging that any of the Sellers, Seller Parent (in connection with the Business), the Assets or the Business is or may be in violation of or liable under any Environmental Law, (vi) none of the Sellers, Seller Parent (in connection with the Business), any of the Assets or the Business is subject to any order, decree, injunction or other directive of any governmental authority and none of the Sellers, Seller Parent (in connection with the Business), the Assets or the Business is subject to any indemnity or other agreement with any person or entity relating to Hazardous Substances and (vii) there are no circumstances or conditions involving any of the Seller Entities, any of the Assets or the Business, any assets (including real property) or businesses previously owned, leased, operated or otherwise used by any of the Seller Entities, or any of the assets (including real property) or businesses of any predecessors of any of the Seller Entities that could reasonably be expected to result in any Damages to any of the Sellers, Seller Parent (in connection with the Business), any of the Assets or the Business arising under or pursuant to Environmental Law or in any restriction on the ownership, use or transfer of any of the Assets arising under or pursuant to any Environmental Law.

              (b) As used herein, the term "Environmental Law" means any international, national, provincial, regional, federal, state, municipal or local law, regulation, order, judgement, decree, permit, authorization, opinion, common or decisional law (including, without limitation, principles of negligence and strict liability) or agency requirement currently in effect relating to the protection, investigation or restoration of the environment (including, without limitation, natural resources) or the health or safety of human or other living organisms, including, without limitation, the manufacture, introduction into commerce, export, import, handling, use, presence, disposal, release or threatened release of any Hazardous Substance or noise, odor, wetlands, pollution, contamination or any injury or threat of injury to persons or property.

              (c) As used herein, the term "Hazardous Substance" means any element, compound, substance or other material (including any pollutant, contaminant, hazardous waste, hazardous substance, chemical substance, or product) that is listed, classified or regulated pursuant to any Environmental Law currently in effect, including, without limitation, any petroleum product, by-product or additive, asbestos, presumed asbestos-containing material, asbestos-containing material, medical waste, chloroflourocarbon, hydro chloroflourocarbon, lead-containing paint or plumbing, polychlorinated biphenyls, radioactive material or radon.

         Section 2.15 Assets Used in the Business. The Assets constitute all of the assets, properties and rights used in the conduct of the Business, other than the Excluded Assets. The Sellers are the sole owners of the Assets and Assumed Liabilities. Immediately following the Closing, no Seller Entity (or any subsidiary thereof) will own or lease any assets, properties or rights which are used in or are necessary for the conduct of the Business, other than the Excluded Assets.

         Section 2.16 Title to Assets. The Sellers have good, valid and marketable title to the Assets, free and clear of any lien, security interest, pledge, claim, restriction on transferability, option, charge or encumbrance of any nature whatsoever ("Liens") other than Permitted Liens (as defined below). At the Closing, the Sellers will deliver the Assets free and clear of any Liens other than Permitted Liens.

              "Permitted Liens" means (i) Liens for current taxes not yet due and payable or (ii) Liens arising or incurred in the ordinary course of business , which, individually or in the aggregate, are not substantial in amount, do not materially detract from the value of or materially interfere with the present use of any of the assets subject thereto or materially impair the conduct of the Business.

         Section 2.17 Insurance. During the past five years, no insurance policy covering the Business has been revoked, cancelled or limited by the provider of the insurance, and, to the knowledge of the Sellers, no provider of insurance has threatened to revoke, cancel or limit any such policy.

         Section 2.18 Inventory. At the Closing, the inventory included in the Assets (the "Inventory"), will be items of a quality usable or saleable by the Business in the ordinary course of business , except for dated or defective materials (including raw materials, work-in-process and finished goods), which will be written down or reserved against on the Closing Date Balance Sheet in accordance with GAAP and the past practices of the Seller Entities. The Inventory delivered at the Closing will be of a quantity and quality that is reasonable and warranted in the circumstances of the Business. Notwithstanding anything herein to the contrary, inventory shall be accounted for on a "first in, first out" basis, and not on a "last in, first out" basis.

         Section 2.19 Accounts Receivable. All accounts receivable, notes receivable and other indebtedness included in the Assets (the "Accounts Receivable") will represent sales actually made or services actually delivered in the ordinary course of business . Except to the extent reserved against on the Closing Date Balance Sheet, the Seller Entities know of no reason why such Account Receivable would not be collectible in the ordinary course of business. Reserves for bad debt shall be made in accordance with GAAP and the past practices of Seller.

         Section 2.20 Product Returns and Warranties. There are no liabilities for product returns other than those arising in the ordinary course of business
 . To the best knowledge of the Seller Entities, there are no threatened claims for (i) product returns, (ii) warranty obligations or (iii) product services other than in the ordinary course of business and such as have been adequately reserved against on the Seller's books and records. No Seller Entity has made any express warranties with respect to products sold or distributed by the Seller Entities (other than passing on warranties made by the manufacturers thereof) and, to the knowledge of the Seller Entities, no other warranties have been made by their respective officers, directors, employees, consultants or agents (collectively, the "Personnel"). No Seller Entity has any knowledge of any presently existing circumstances that would constitute a valid basis for any voluntary or governmental recall of any pharmaceutical or other product sold or distributed by any Seller Entity in the course of or that relates to the Business.

         Section 2.21   Customers; Suppliers.

              (a) Section 2.21 of the Disclosure Schedule contains a true and correct summary of all nursing homes and other facilities, including assisted living or independent living, and the approximate number of licensed beds in those facilities which are provided products and services by the Business under contract, and, except as set forth in Section 2.21 of the Disclosure Schedule, during the quarter ended March 31, 1998, not more than 5% of the revenues of the Business during such period was attributable to patients serviced in a single nursing home company or other company or any group of affiliated companies. Section 2.21 of the Disclosure Schedule sets forth a complete list of all nursing home companies (including affiliated companies) known to a Seller Entity to own or control more than 5% of the beds serviced by the Business and all nursing home companies, other companies and related groups or entities from which the Business derives directly or indirectly more than 5% of its revenues. No Seller Entity has received any notice that any party intends to cancel any contract or materially reduce the level of business it conducts with Business.

              (b) With respect to any of the contracts applicable to the provision of pharmacy services by the Seller Entities to Seller Facilities, the Seller Entities represent and warrant as follows:

                        (i)   Seller Parent makes no representation in this
Section 2.21(b) regarding whether pharmacy services provided by the Seller Entities pursuant to contracts are in compliance with applicable laws and regulations. Notwithstanding the foregoing, Seller Parent agrees and acknowledges that (x) any liabilities which might arise as a result of such contracts with Seller Facilities or (y) any liabilities which might arise from the operation of the Business prior to Closing as a result of such contracts with facilities other than Seller Facilities, in either case, not complying with such laws and regulations, including disallowances under prudent buyer or related party principles, shall be Excluded Liabilities and accordingly shall remain the obligation and responsibility of Seller Parent;

                        (ii) No Seller Facility intends to reduce materially the level of business which it does with the Business after the Assets and the Business are acquired by Purchaser; and

                        (iii) No actions are contemplated by Seller Parent or any subsidiary or affiliate to sell, transfer or otherwise dispose of any Facility (or Assets thereof) under contract with a Seller Entity. Neither Seller Parent nor any of its subsidiaries or affiliates have executed a purchase and sale agreement or letter of intent to sell, transfer or otherwise dispose of any owned or leased Facility (or Assets thereof).

                        (iv) Notwithstanding the intentions of Seller Parent and any subsidiary of Affiliate expressed in subsections (ii) and (iii) of this
Section 2.21(b), the parties ac knowledge that neither such intentions nor this Agreement is intended to place any obligations or restrictions on the Seller Entities or the Facilities which would result in a violation of any Healthcare Law.

         Section 2.22 Absence of Certain Business Practices. No Seller Entity, nor any director, officer, employee or agent of any Seller Entity, nor any other person acting on behalf of the Business, directly or indirectly, has to the Seller Entities' knowledge given or agreed to give any gift or similar benefit to any customer, supplier, governmental employee or other person which (i) could reasonably be expected to subject the Business, Assets or Assumed Liabilities to any damage or penalty in any civil, criminal or governmental litigation or proceeding (ii) if not given in the past, might have had a Material Adverse Effect, or (iii) if not continued in the future, might have a Material Adverse Effect or which might subject a Seller Entity to suit or penalty in any private or governmental litigation or proceeding.

         Section 2.23 Certain Healthcare Legal Matters. With respect to the Business, the Assets or the Assumed Liabilities:

              (a) The Seller Entities and all of their Personnel have complied in all material respects with all applicable statutes, regulations, rules, orders, ordinances and other laws of any Governmental Entity to which it is subject with respect to healthcare regulatory matters (including, without limitation, The Social Security Act, as amended, Sections 1128, 1128A and 1128B, 42 U.S.C. Sections 1320a-7, 7(a) and 7(b) including Criminal Penalties Involving Medicare or State Health Care Programs, commonly referred to as the "Federal Anti-Kickback Statute" and The Social Security Act, as amended, Section 1877, 42 U.S.C. Section 1395nn (Prohibition Against Certain Referrals), commonly referred to as the "Stark Statute", the statute commonly referred to as the "Federal False Claims Act" and all statutes and regulations related to the possession, distribution, maintenance and documentation of controlled substances) ("Healthcare Laws"). The Seller Entities have maintained all records required to be maintained by the FDA, DEA and State Board of Pharmacy and the Medicare and Medicaid programs as required by applicable Healthcare Laws. There are no presently existing circumstances which would result or would be likely to result in violations of any such Healthcare Laws.

              (b) The Seller Entities hold all permits necessary for the lawful conduct of their business under and pursuant to all applicable statutes, laws, ordinances, rules and regulations of all Governmental Entities having, asserting or claiming jurisdiction over it or any part of their operations.

              (c) The Seller Entities are qualified for participation in the Medicare and Medicaid programs. None of the Seller Entities has received any notice indicating that such qualification may be terminated or withdrawn and have no reason to believe that such qualification may be terminated or withdrawn. The Seller Entities have timely filed all claims or other reports required to be filed with respect to the purchase of products or services by third-party payors (including Medicare and Medicaid), and all such claims or reports are complete and accurate in all material respects except where the failure to file such claims and reports would not result in a Material Adverse Effect. The Seller Entities have no liability to any payor with respect thereto, except for liabilities incurred in the ordinary course of business. There are no pending appeals, overpayment determinations, adjustments, challenges, audit, litigation or notices of intent to open Medicare or Medicaid claim determinations or other reports required to be filed by the Seller Entities.

              (d) To the best of the Seller Entities' knowledge, no Personnel have been convicted of, charged with, or investigated for a Medicare, Medicaid or other Federal Health Care Program (as defined in 42 U.S.C. Sections 1320a-7b(f)) related offense, or convicted of, charged with, or investigated for a violation of federal or state law related to fraud, theft, em bezzlement, breach of fiduciary responsibility, financial misconduct, obstruction of an investigation, or controlled substances. To the best knowledge of the Seller Entities, no Personnel have been excluded or suspended from participation in Medicare, Medicaid or any other Federal Health Care Program, or have been debarred, suspended or are otherwise ineligible to participate in federal programs. To the best of the Seller Entities' knowledge, no Personnel have committed any offense which my reasonably serve as the basis for any such exclusion, suspension, debarment or other ineligibility. To the best knowledge of the Seller Entities, no Seller Entity has arranged or contracted with any individual or entity that such Seller Entity knows or should know is suspended, excluded or debarred from participation in, or otherwise ineligible to participate in, a Federal Health Care Program or other federal program.

              (e) There are no pharmaceutical or other products now being sold or distributed by the Seller Entities which, at the date hereof, would require any approval of any governmental or administrative body, whether federal, state, local or foreign, prior to commercial distribution of such products, for which approval has not been obtained. All pharmaceutical or other products now being distributed by the Seller Entities and all products included in the inventories of the Seller Entities on the date hereof comply with applicable legal requirements of all jurisdictions in which such pharmaceutical or other products are now being distributed.

         Section 2.24 Real Property. Section 2.24 of the Disclosure Schedule sets forth the location and a description of the owned or leased real property included in the Assets or Assumed Liabilities and the general nature of the facilities located on the properties.

         Section 2.25 Purchasing Contracts. No provision, including of any law, rule, regulation or to the knowledge of Seller Parent, any contract, arrangement, understanding or other item which binds the Business or is included in the Assets or Assumed Liabilities, prevents or will prevent the Business from changing its purchasing contracts or arrangements with wholesalers to such new contracts and arrangements as Parent or the Purchaser may specify.

         Section 2.26 Employee Benefits. Section 2.26 of the Disclosure Schedule lists or summarizes all (i) employee benefit and severance plans, practices, programs or arrangements maintained by Seller Entities in which Seller Employees (as defined below) are eligible to participate and (ii) employment, consulting and non-compete contracts, agreements or arrangements between any Seller Entity and any Seller Employee. No Seller Entity is a party to any contract, agreement, plan or arrangement that, individually or in the aggregate, or when taken together with any payment that may be made under this Agreement or any agreements contemplated hereby, could give rise to the payment of any "excess parachute payment" within the meaning of Section 280G of the Code.

         Section 2.27 Purchase Price. The transactions contemplated hereby will not constitute, and Seller Parent will take such actions as are necessary to ensure that they will not constitute, fraudulent transfers as to any Seller under applicable federal or state law.


                                    ARTICLE 3
           REPRESENTATIONS AND WARRANTIES OF THE PURCHASER AND PARENT

         The Purchaser and Parent, jointly and severally, represent and warrant to the Seller Entities as follows:

         Section 3.1 Organization. Each of the Parent and the Purchaser is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation and has all requisite corporate power and authority to own, lease and operate its properties and to conduct its business as now being conducted.

         Section 3.2 Authority Relative to this Agreement. Each of the Parent and the Purchaser has full corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated by this Agreement. The execution and delivery of this Agreement by each of Parent and the Purchaser and the consummation by each of Parent and the Purchaser of the transactions contemplated by this Agreement have been duly and validly authorized by the Board of Directors of each of Parent and the Purchaser and no other corporate proceedings on the part of the Parent and the Purchaser are necessary to authorize this Agreement or to consummate the transactions contemplated by this Agreement. This Agreement has been duly and validly executed and delivered by each of Parent and the Purchaser and constitutes the valid and binding agreement of Parent and the Purchaser, enforceable against Parent and the Purchaser in accordance with its terms.

         Section 3.3 Consents and Approvals; No Violations. Except for the applicable requirements of the HSR Act, no filing with, and no permit, authorization, consent or approval of any Governmental Entity or any third party is necessary for the consummation by Parent and the Purchaser of the transactions contemplated by this Agreement. Neither the execution and delivery of this Agreement by Parent and the Purchaser nor the consummation by Parent and the Purchaser of the transactions contemplated by this Agreement nor compliance by Parent and the Purchaser with any of the provisions hereof will (i) conflict with or result in any breach of any provision of the certificates of incorporation or by-laws of Parent and the Purchaser, (ii) result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, cancellation or acceleration or loss of material benefits) under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, contract, agreement, permit, license, lease, purchase order, sales order, arrangement or other commitment or obligation to Parent and the Purchaser are a party or by which Parent and the Purchaser or any of their respective properties or assets may be bound or (iii) violate any order, writ, injunction, decree, statute, treaty, rule or regulation (including, without limitation, Healthcare Laws) applicable to Parent and the Purchaser, or any of their properties or assets, except in the case of (ii) or (iii) for violations, breaches or defaults which would not, in the aggregate, prevent or delay the consummation of the transactions contemplated by this Agreement.

         Section 3.4 Funds. Parent and the Purchaser have, or at the Closing will have, sufficient funds to consummate the transactions contemplated by Article I hereto.


                                    ARTICLE 4
                                    COVENANTS

         Section 4.1 Conduct of the Business. During the period from the date hereof to the Closing, except as otherwise expressly provided in this Agreement, the Seller Entities shall operate the Business only in the ordinary course of business . The Seller Entities shall use their respective reasonable best efforts to preserve intact the present organization of the Business, keep available the services of the present officers and employees of the Business and preserve relationships with customers, suppliers, licensors, licensees, contractors, distributors and others having business dealings with the Business. Without limiting the generality of the foregoing, from the date of this Agreement to the Closing, the Seller Entities shall not, without the prior written consent of Parent, to the extent related to the Business:

              (a) sell, lease, encumber, transfer or dispose of any assets or rights or acquire any assets or rights which would be included in the Assets, unless in the ordinary course of business, or pursuant to the capital expenditure plan described in Section 4.1(a) of the Disclosure Schedule, or except for the acquisition from Metrovision of North America, Inc. of the 40% minority interest in York Hannover Partnership, a Wisconsin general partnership;

              (b) engage in any sales of a product (i) with payment terms longer than terms customarily offered by each of the Seller Entities for such product, (ii) at a greater discount from listed prices than customarily offered for such product, other than pursuant to a promotion of a nature previously used in the normal course of business of each of the Seller Entities for such product, (iii) at a price which does not give effect to any previously announced general increase in the list price for such product, (iv) with shipment terms more favorable to the customer than shipment terms customarily offered by each of the Seller Entities for such product, (v) in a quantity greater than the reasonable retail or wholesale (as the case may be) resale requirement of the particular customer or (vi) in conjunction with other benefits to the customer not in the ordinary course of business with such customer;

              (c) collect any accounts receivables or fail to pay any accounts payable, other than in the ordinary course of business ;

              (d) enter into any material commitment or transaction unless in the ordinary course of business ;

              (e) permit any Asset to suffer any Lien thereupon, other than Permitted Liens;

              (f) change (or permit to be changed) any accounting (other than with respect to inventory accounting as described in Section 2.18) or Tax procedure or practice or its financial structure or make (or permit to be made) any Tax election or settle or compromise any liability for Taxes;

              (g) enter into, adopt, amend or terminate any employee benefit plan, increase in any manner the compensation or benefits of any officer or employee or pay any benefit not required by any existing employee benefit plan, or enter into any contract, agreement, commitment or arrangement to do any of the foregoing, except to the extent bound by applicable law and except for normal merit and seniority raises and discretionary bonuses in the aggregate not to exceed $10,000 to any individual, granted in the ordinary course of business consistent with past practices;

              (h) enter into or offer to enter into any employment or consulting agreement with any person outside the ordinary course of business, unless terminable at will by the employing Seller Entity;

              (i) make any capital expenditures outside the ordinary course of business, except for those included in the capital expenditure plan described in Section 4.1(a) of the Disclosure Schedule;

              (j) enter into, amend or terminate any material contract, except in the ordinary course of business;

              (k) enter into any transaction or any contract with any affiliate, other than transactions on arm's-length terms in the ordinary course; or

              (l) authorize, or commit or agree to take, any of the foregoing actions.

         Section 4.2 Access to Information. The Seller Entities shall afford to officers, employees, accountants, counsel and other representatives of Parent and the Purchaser reasonable access to all of the properties, personnel, books and records of the Seller Entities relating to the Business, and the Seller Entities shall furnish promptly to the Parent and the Purchaser all information within the Sellers' control or possession concerning the business, properties and personnel of the Business as Parent and the Purchaser may reasonably request. All such information shall be kept confidential in accordance with the terms of the Confidentiality Agreement, dated as of May 4, 1998, between Parent and Bear Stearns, on its own behalf and on behalf of Extendicare, Inc.

         Section 4.3    Disclosure Supplements.

              (a) From time to time prior to the Closing, the Seller Entities shall supplement or amend the Disclosure Schedule with respect to any matter hereafter arising or any information obtained after the date hereof of which, if existing, occurring or known at or prior to the date of this Agreement, would have been required to be set forth or described in the Disclosure Schedule or which is necessary to complete or correct any information in such schedule or in any representation and warranty of the Seller Entities which has been rendered inaccurate thereby. The Seller Entities shall promptly inform Parent of any claim by a third party that a material contract has been breached, is in default, may not be renewed or that a consent would be required as a result of the transactions contemplated by this Agreement. For purposes of determining the satisfaction of the conditions set forth in Article V and the indemnification obligations set forth in Article VII hereof, and except as expressly provided in Section 4.3(b) with respect to Disclosure Schedule updates, no such supplement, amendment or information shall be considered.

              (b) If requested in writing by Parent, Seller Parent will meet and discuss with Parent any update to the Disclosure Schedule made by any Seller Entity pursuant to the first sentence of Section 4.3(a). If Parent shall fail to make such request (i) prior to the Closing, with respect to an update received by Parent at least 5 business days but less than 15 business days prior to the Closing or (ii) otherwise within 15 business days of receipt of an update, such update shall be treated for all purposes as if it had been included in the Disclosure Schedule being delivered by the Seller Entities concurrently herewith. However, if Parent shall so request, then the update shall not be considered for purposes of determining the satisfaction of the conditions set forth in Article V and the indemnification obligations set forth in Article VII hereof, except to the extent mutually agreed between the parties. No such update may be made following the Closing.

         Section 4.4    Reasonable Efforts.

              (a) Upon the terms and subject to the conditions of this Agreement, each of the parties hereto shall use all reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective the transactions contemplated by this Agreement as promptly as practicable including, but not limited to, (i) the preparation and filing of all forms, registrations and notices required to be filed to consummate the transactions contemplated by this Agreement and the taking of such commercially reasonable actions as are necessary to obtain any requisite approvals, consents, orders, exemptions or waivers by any third party or Governmental Entity, including filings pursuant to the HSR Act and (ii) using all reasonable efforts to cause the satisfaction of all conditions to Closing. Each party shall promptly consult with the other with respect to, provide any necessary information with respect to and provide the other (or its counsel) copies of, all filings made by such party with any Governmental Entity or any other information supplied by such party to a Governmental Entity in connection with this Agreement and the transactions contemplated by this Agreement. No party will take any action which would prevent the satisfaction of any condition to Closing set forth in Article V hereof.

              (b) Each party hereto shall promptly inform the others of any communication from any Governmental Entity regarding any of the transactions contemplated by this Agreement. If any party or affiliate thereof receives a request for additional information or documentary material from any such Governmental Entity with respect to the transactions contemplated by this Agreement, then such party will endeavor in good faith to make, or cause to be made, as soon as reasonably practicable and after consultation with the other party, an appropriate response in compliance with such request.

         Section 4.5 Further Assurances. From time to time after the Closing, without additional consideration, each of the parties hereto will (or, if appropriate, cause their affiliates to) execute and deliver such further instruments and take such other action as may be necessary to make effective the transactions contemplated by this Agreement. If any party to this Agreement shall following the Closing have in its possession any asset or right which under this Agreement should have been delivered to the other, such party shall promptly deliver such asset or right to the other.

         Section 4.6 Brokers or Finders. Each party hereto represents, as to itself and its affiliates that no agent, broker, investment banker, financial advisor or other firm or person is or will be entitled to any broker's or finder's fee or any other commission or similar fee in connection with any of the transactions contemplated by this Agreement, other than Bear Stearns in the case of the Seller Entities and NationsBanc Montgomery Securities LLC ("NationsBanc Montgomery") in the case of Parent and the Purchaser. The Seller Entities shall be solely responsible for any payments to Bear Stearns and Parent and the Purchaser shall be solely responsible for any payments to NationsBanc Montgomery.

         Section 4.7    No Solicitation.

              (a) Each Seller Entity will, and will cause its officers, directors, employees, subsidiaries, affiliates and agents to, immediately cease any existing discussions or negotiations with respect to any Takeover Proposal (as defined below) and will not, and will cause such persons and entities not to, directly or indirectly, encourage, solicit, participate in or initiate discussions or negotiations with, or provide any information to, any corporation, partnership, person or other entity or group (other than Parent and the Purchaser or their directors, officers, employees or other affiliates) concerning any Takeover Proposal. The Seller Entities will immediately communicate to Parent any such inquiries or proposals regarding a Takeover Proposal including the terms thereof.

              (b) "Takeover Proposal" shall mean any of the following involving the Business, the Assets or the Assumed Liabilities (other than the transactions contemplated by this Agreement): any inquiry or proposal relating to a sale of stock, merger, consolidation, share exchange, business combination, disposition of assets (or any interest therein) or other similar transaction.

         Section 4.8 Tax Matters. Notwithstanding any other provision of this Agreement, all transfer, registration, stamp, documentary, sales, use and similar Taxes (including, but not limited to, all applicable real estate transfer or gains Taxes and transfer Taxes), any penalties, interest and additions to Tax, and fees incurred in connection with this Agreement shall be shared equally by Seller Parent and Purchaser, other than the HSR filing fee, which shall remain the Purchaser's responsibility. Seller Parent and the Purchaser shall cooperate in the timely making of all filings, returns, reports and forms as may be required in connection therewith.

         Section 4.9 Release of Liens. At or prior to the Closing, Seller Parent shall cause the release of all Liens on the Assets, so that such Assets and rights are free and clear of any liens, except for Permitted Liens.

         Section 4.10 Performance of Obligations. Seller Parent shall cause each of the Sellers to timely perform their respective obligations under this Agreement and as otherwise contemplated by the transactions contemplated hereby. Parent shall cause the Purchaser to timely perform its obligations under this Agreement and as otherwise contemplated by the transactions contemplated hereby.

         Section 4.11 Consents to Transfer Assets. The Seller Entities agree that if any required consent to the transfer of any Asset to the Purchaser as provided for herein is not obtained prior to Closing, the Seller Entities shall exercise commercially reasonable efforts to arrange for the Purchaser to acquire all of the material benefits of such Asset as though the required consents had been obtained (and, to the extent, but, notwithstanding anything herein to the contrary, only to the extent, such benefits are provided, the Purchaser shall assume the corresponding obligation) and shall continue to use all reasonable efforts to obtain such consent. Nothing in this Section 4.11 shall (i) affect Parent's and the Purchaser's other rights under this Agreement or (ii) require Seller Parent to pay money or other consideration to any third party in violation of applicable law or regulation.

         Section 4.12   Employment Matters.

              (a)       Definitions. As used in this Section 4.12:

                        (i) "Hired Employee" shall mean each Seller Employee listed on Section 4.12(a)(i) of the Disclosure Schedule, as such Section may be modified pursuant hereto, who receives and accepts an offer of employment from the Purchaser in accordance with Section 4.12(b) hereof.

                        (ii) "Non-Hired Employee" shall mean any Seller Employee who is neither a Hired Employee or a Transitional Employee, but excluding each Seller Employee, if any, listed on Section 4.12(a)(i) or (a)(v) of the Disclosure Schedule, as such Section may be modified pursuant hereto, who Purchaser fails to make an offer of employment in accordance with Section 4.12(b) hereof ("Non-Offered Employees").

                        (iii) "Seller Employee" shall mean salaried and hourly employees of the Seller Entities, who as of the Closing Date are in the active employment of a Seller Entity and whose duties relate to the Business or who are on employment leave therefrom.

                        (iv) "Seller Service" shall mean a Hired Employee's period of employment prior to the Closing Date with any one or more Seller Entities and any predecessor employers, which are counted by the Seller for purposes of determining the Seller Employee's eligibility to participate in any vacation, sick pay or similar plan programs or arrangement maintained by Seller Entities. Seller Service and the compensation of Seller Employees shall be reported to the Purchaser as determined by the Seller Entities in connection with the specific plans. The Purchaser shall be entitled to rely on the Seller Entities computation of Seller Service.

                        (v) "Transitional Employees" shall mean each Seller Employee listed in Section 4.12(a)(v) of the Disclosure Schedule who receives and accepts an offer of temporary employment from the Purchaser in accordance with Section 4.12(b) hereof.

                        (vi) "Transitional Severance Plan" shall mean any severance pay to which Purchaser and Seller Entities jointly agree to pay Transitional Employees following their termination of employment from Purchaser.

              (b) Duty of Purchaser to Offer Employment. Purchaser shall offer employment to each Seller Employee identified jointly by Purchaser and Seller and listed in Section 4.12(a)(i) of the Disclosure Schedule; which employment shall commence as of the Effective Time of the Closing. Such offers shall include salary and benefits comparable, in the aggregate, either to the salary and benefits such employees were entitled to from the Seller Entities immediately prior to the Closing Date or to the salary and benefits provided to similarly situated employees of Parent. Purchaser shall offer temporary employment to each Seller Employee listed in Section 4.12(a)(v) of the Disclosure Schedule which employment shall commence as of the Effective Time of the Closing. Seller will not discourage any employees listed in Sections 4.12(a)(i) or 4.12(a)(v) of the Disclosure Schedule from accepting an employment offer from the Purchaser and Seller will comply with any reasonable request of Purchaser in connection with such offers of employment. Purchaser shall not have any obligation to offer employment to any Seller Employee not listed in Sections 4.12(a)(i) or 4.12(a)(v) of the Disclosure Schedule.

              (c) Termination Liabilities. Following termination of employment from the Purchaser, a Transition Employee will be paid an amount equal to the severance pay such employee is entitled to under the Transitional Severance Plan, with the aggregate cost of such plan to be divided equally between the Purchaser and the Seller Entities. Any other costs associated with the termination of such employment (including, without limitation, any liability assessed under the Workers Adjustment Retraining and Notification Act (the "WARN Act") or any Seller severance policy) shall be borne by the Seller Entities.

              (d) Vacation and Sick Leave Benefits. From and after the Effective Time of the Closing, Purchaser shall grant all Hired Employees credit for Seller Service (to the same extent such service with Purchaser is taken into account with respect to similarly situated employees of Purchaser) for purposes of determining Hired Employees' eligibility to participate in and receive benefits under the Purchaser's vacation, sick leave and other similar plans.

              (e) Medical Coverage. Each Purchaser medical benefit plan covering Hired Employees as of the Effective Time of the Closing shall provide such coverage without regard to any pre-existing condition exclusion contained in such plans to the extent such pre-existing condition would not be applicable under the medical benefit plan under which such employee was covered immediately prior to the Effective Time of the Closing.

              (f) Employee Information. Seller Parent and the Purchaser shall furnish to each other such employee information and such descriptions of personnel policies, procedures and benefits plans applicable to Seller Employees as either party may reasonably request, both prior to and after the Effective Time of the Closing. Seller Parent and the Purchaser shall each make its appropriate employees available to the other at such reasonable times as may be necessary for the proper administration by the other of any and all matters relating to employee benefits and workers' compensation claims affecting their employees.

              (g) Indemnity. The Seller Entities shall retain all liability and shall be responsible for, and shall indemnify and hold Purchaser harmless from and against, any direct and indirect costs, claims, liabilities or losses with respect to Non-Hired Employees including, without limitation, any liability assessed under the WARN Act or comparable state laws. Purchaser shall assume all liability and shall be responsible for, and shall indemnify and hold the Seller Entities harmless from and against, any direct and indirect costs, claims, liabilities or losses incurred by Seller Entities as a result of Purchaser's failure to satisfy its obligations under Section 4.12(b) hereof with respect to Non-Offered Employees including, without limitation, any liability assessed under the WARN Act or comparable state laws.

              (h) Deemed Termination. All Seller Employees, other than Non-Hired Employees and those who continue to be employed by the Seller Entities immediately following the Closing, shall be deemed to have been terminated by the applicable Seller Entity.

                        (i) Update of Schedule 4.12. From time to time prior to the Closing Date, Purchaser shall have the right to supplement or amend
Schedule 4.12 in respect of the categorization of Seller Employees as described in this Section 4.12.

         Section 4.13   Non-Competition.

              (a) From and after the Closing, until the fifteenth anniversary of the Closing Date, Seller Parent will not, and Seller Parent will cause its affiliates not to, directly or indirectly, anywhere in the United States (i) engage in, own any interest in, invest in, lend funds to, or provide any management, consulting, financial, administrative or other services to any Competitive Business (as defined below), (ii) solicit, sell or attempt to sell goods and services offered by the Business to any facility which is a customer of the Business (or any successor), or (iii) disclose any confidential or non-public information regarding the Business to any third party, except as may be required by law. For purposes hereof, a "Competitive Business" means any business that provides the following goods or services to nursing homes, assisted living facilities and other long-term care constituencies: (a) pharmaceutical products, (b) pharmacy-related services of a nature currently provided (or being developed with the intention of providing) by Parent, its affiliates or the Business, (c) infusion therapy products and services, (d) respiratory equipment and supplies, and (e) parenteral and enteral nutrition products, wound care products, ostomy and urological supplies, together with all home health care services provided by UPC at its Springfield, Ohio location whether to LTC Customers or others. For a period of one year following the Closing Date, Seller Parent will not, and will cause its affiliates to not solicit, employ or contract with any person who is an employee of the Business (or any successor) and who is hired by Parent or the Purchaser in connection with the transactions contemplated thereby. This covenant not to hire shall not preclude Seller Parent or any of its affiliates from employing any person responding to a general solicitation for employment, provided neither Seller Parent nor any of its affiliates specifically directed the solicitation to such person. Moreover, the noncompetition covenant contained in this Section 4.13(a) shall not be interpreted to prohibit Seller Parent or any affiliate from owning or acquiring securities of any corporation or other business enterprise that may be engaged in activities described in said noncompetition covenants, provided that: (i) no affiliate of Seller Parent is an officer, director or employee of, or consultant to, such corporation or business enterprise, (ii) such securities are held by Seller Parent or any affiliate for investment purposes only and represent in the aggregate less than five percent of the total equity interests of such corporation or business enterprise and (iii) such securities are listed on a national securities exchange or are regularly quoted in the over the counter market by one or more members of the National Association of Securities Dealers, Inc. Additionally, this covenant shall not preclude Sellers from continuing to operate the businesses identified in Section 4.13 of the Disclosure Schedule. The Sellers shall use all reasonable efforts to cause such employees as Parent may designate to sign employment and non-competition agreements on such terms as Parent may reasonably designate.

              (b) Notwithstanding the foregoing, Seller Parent may acquire a healthcare business which includes business operations in which Seller Parent could not engage consistent with its covenant under Section 4.13(a) above (a "Competitive Operation") or an investment therein, provided that Parent shall have the right to acquire the Competitive Operation portion of such business at its fair market value. Seller Parent shall give Parent notice of such acquisition as promptly as practicable, but in no event later than the execution of a definitive purchase agreement relating thereto. As promptly as practicable Seller Parent and Parent shall attempt to agree on the fair market value of such Competitive Operation and the terms of the acquisition thereof, which shall be reasonable and customary under the circumstances. If they are not able to agree promptly, they shall engage a recognized, national investment banking firm (the "Investment Bank") to resolve such dispute. Parent and Seller Parent will each pay one-half of the fees and expenses of the Investment Bank and shall cooperate with each other and such firm in connection with the matters contemplated by this Section 4.13, including by furnishing such information and access to books, records, personnel and properties as may be reasonably requested. Parent shall have the right, within 30 days of the final determination of such price and terms, to execute a definitive agreement with Seller Parent to implement such acquisition. If Parent does not exercise such right, Seller Parent may continue to operate such Competitive Operation for eighteen months, during which time it shall use its reasonable best efforts to divest itself of such Competitive Operation. If, upon the expiration of such 18-month period, Seller Parent has not sold such

Competitive Operation, pursuant to the noncompetition covenants contained herein, Seller Parent shall cease its operation of said Competitive Operation.

         Section 4.14 Transition Services. The Seller Entities shall provide such transition services as Parent may reasonably request, including, without limitation, the transition services listed on Schedule 4.14. Such services shall
(i) include the use of facilities shared between the Business and the Seller Entities and any services provided by the Seller Entities to the Business, (ii) be performed in a prompt and commercially reasonable manner and (iii) be provided at the Seller Entities' cost of providing such services (without taking into account general overhead charges) plus an amount equal to ten percent of such costs. In addition, Parent and the Purchaser shall have the right to use the names "UPC" and "UPC Pharmacy" (and similar names) on Business letterhead, signage, purchase orders, invoices and other business forms and similar items while Parent and the Purchaser secure their own supplies of such materials, for a period of 90 days from Closing.

         Section 4.15 Bulk Sales Laws. The parties hereto hereby waive compliance with the provisions of any applicable bulk sales laws, including
Article 6 of the Uniform Commercial Code as it may be in effect in any applicable jurisdiction.

         Section 4.16 Facilities. None of Seller Parent or subsidiary or affiliate has taken or within 18 months of Closing will take any action which would make the representations and warranties contained in Section 2.21(b) hereof untrue or incorrect as of the date when made or as of any future date, as if made as of such future date.

         Section 4.17 Payments to the Business. Seller Parent shall pay, or cause its subsidiaries and affiliates to pay, all accounts receivable and other amounts owing to the Business in accordance with their terms.

         Section 4.18    Share Legend; Transfer.

              (a) Each certificate for the Shares to be issued at the Closing shall bear the following legend:

                          THIS SECURITY HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933 (THE "SECURITIES ACT"), OR THE SECURITIES LAWS OF ANY STATE AND MAY NOT BE OFFERED, SOLD, TRANSFERRED, PLEDGED, HYPOTHECATED OR OTHERWISE DISPOSED OF EXCEPT PURSUANT TO (I) AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT AND ANY APPLICABLE STATE SECURITIES LAWS OR (II) AN EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT AND ANY APPLICABLE STATE SECURITIES LAWS, SUCH EXEMPTION TO BE EVIDENCED BY SUCH DOCUMENTATION AS THE ISSUER MAY REASONABLY REQUEST.

              Any certificate issued at any time in exchange or substitution for any certificate bearing such legend (except a new certificate issued upon completion of a public distribution pursuant to a registration statement under the Securities Act) shall also bear such legend unless, in the opinion of counsel selected by the holder of such certificate (which counsel and opinion shall be reasonably acceptable to Parent), the securities represented thereby need no longer be subject to restrictions on resale under the Securities Act or any state securities laws.

              (b) The Sellers and their affiliates shall not offer, sell, transfer, pledge, hypothecate or otherwise dispose of the Shares issued on the Closing Date or any interest therein prior to the date which is six months following the Closing Date. The Sellers and their affiliates shall not offer, sell, transfer, pledge, hypothecate or otherwise dispose of the Warrant or any interest therein at any time, other than pursuant to the terms of the Warrants. If any person to whom the Warrant or any portion thereof was transferred ceases to be a wholly owned subsidiary of Seller Parent, Seller Parent shall cause the transfer of such Warrant or portion thereof to Seller Parent or a wholly owned subsidiary of Seller Parent no later than immediately prior to the time such person ceases to be a wholly owned subsidiary of Seller Parent. Neither the Shares issuable upon exercise of the Warrants nor any interest therein may be offered, sold, transferred, pledged, hypothecated or otherwise disposed of except pursuant to (i) an effective registration statement under the Securities Act and any applicable state securities laws or (ii) an exemption from the registration requirements of the Securities Act and any applicable state securities laws, such exemption to be evidenced by such doc umentation as Parent may reasonably request, including an opinion of counsel (which counsel and opinion shall be reasonably satisfactory to Parent) that such transfer is not in violation of the Securities Act and any applicable state laws.

         Section 4.19   Audit.

              (a) As promptly as practicable after the date hereof, but in no event later than July 31, 1998, Seller Parent shall deliver to Parent an unaudited income statement for the Business for the six months ended June 30, 1998, which shall fairly present, in all material respects, the results of operations for the Business for such period in accordance with generally accepted accounting principles. Upon such delivery, the parties shall cause KPMG to audit such income statement in accordance with generally accepted auditing standards. PWC shall have the right to participate in and observe all aspects of such audit.

              (b) The parties hereto shall cooperate with KPMG and PWC with respect to such audit, including by furnishing each of KPMG and PWC with such information and access as it shall reasonably request (including KPMG's work papers). Seller Parent shall make such adjustments (if any) to such income statement as are necessary to enable KPMG to deliver an unqualified opinion (in its customary form but subject to Schedule 4.19(f)(2)) to the effect that such income statement presents fairly, in all material respects, the results of operations of the Business for the six months ended June 30, 1998. Such audited income statement, as finally determined pursuant to this Section 4.19, is sometimes referred to as the "Audited Income

Statement." The amount of earnings before interest, taxes and amortization reflected on such audited income statement, multiplied by two, shall be included in a schedule to KPMG's opinion, and is referred to as the "Audited EBITA Number" (subject to final determination as provided in this Section 4.19). The calculation of EBITA shall be performed in a manner consistent with Schedule 4.19(b).

              (c) Unless within six business days after its receipt of the Audited Income Statement, Parent shall deliver to Seller Parent a detailed statement describing its objections thereto, the Audited EBITA Number determined in accordance with clause (b) above shall be final and binding.

              (d) If Parent shall deliver the statement referred to in clause (c) above, Parent and Seller Parent will use reasonable efforts to resolve any disputes, but if a final resolution is not reached within 5 days after Parent has submitted its objections, any remaining disputes will be resolved by the Reviewing Accountants. The Reviewing Accountants shall be instructed to resolve any matters in dispute as promptly as practicable in accordance with clause (e) below. The determination of the Reviewing Accountants will be final and binding.

              (e) Parent and Seller Parent will each pay one-half of the fees and expenses of the Reviewing Accountants. Parent and Seller Parent shall cooperate with each other and the Reviewing Accountants in connection with the matters contemplated by this Section 4.19, including by furnishing such information and access to books, records (including accountants work papers), personnel and properties as may be reasonably requested at their own expense. Each party may also furnish to the Reviewing Accountants such other information and documents as it deems relevant with copies and notification to the other party. The Reviewing Accountants may conduct such procedures as it deems appropriate, provided that the parties do not intend that formal civil procedures necessarily be followed.

              (f) The provisions set forth in Schedule 4.19(f) shall govern the audit and the review thereof. Parent, Seller Parent, KPMG and PWC shall promptly meet, and during the audit and review shall continue to meet, to discuss such audit, including the scope of the audit, and any additions or other modifications to such Schedule. Any dispute shall be resolved by the Reviewing Accountant.


                                    ARTICLE 5
                                   CONDITIONS

         Section 5.1 Conditions to Each Party's Obligations. The respective obligation of each party to effect the transactions contemplated by this Agreement shall be subject to the satisfaction or waiver of the following conditions:

              (a) All consents and approvals of any Governmental Entity required for the consummation of the transactions contemplated by this Agreement, the absence of which would have a Material Adverse Effect, shall have been obtained, and any waiting period applicable to the consummation of the transactions contemplated hereby under the HSR Act shall have expired or been terminated.

              (b) No statute, rule, regulation, order, decree or injunction shall have been enacted, entered, promulgated or enforced by a Governmental Entity which prohibits the consummation of the transactions contemplated by this Agreement and shall be in effect.

              (c) The Audited EBITA Number shall have been finally determined pursuant to Section 4.19 hereof and the Audited EBITA Number shall not be less than $20,043,120.

         Section 5.2 Conditions to Obligations of the Parent and the Purchaser. The obligation of Parent and the Purchaser to effect the transactions contemplated by this Agreement are further subject to the satisfaction or waiver of the following conditions:

              (a) The representations and warranties of the Seller Entities in this Agreement shall be true and correct in all material respects (without regard for any materiality qualifiers therein) as of the date hereof and at and as of the Closing with the same effect as though such representations and warranties had been made at and as of such time, other than rep resentations and warranties that speak as of another specific date or time prior to the date hereof (which need only be true and correct as of such date or time).

              (b) The Seller Entities shall have performed in all material respects all obligations required to be performed by them under this Agreement at or prior to the Closing.

              (c) There shall not have occurred any events that have had or are reasonably likely to have a Material Adverse Effect.

              (d) All consents or approvals listed in Section 2.3 of the Disclosure Schedule and identified as mandatory shall have been obtained and any other consents or approvals, the absence of which would have a Material Adverse Effect, shall have been obtained.

              (e) Parent shall have received from the Seller Entities a certificate, dated the Closing Date, duly executed by an executive officer of each Seller Entity, reasonably satisfactory in form to Parent, to the effect of
(a)-(d) above.

              (f) If requested by Parent, each Seller shall provide Parent with a certified statement, in the form contained in Section
1.1445-2(b)(2)(iii)(B) of the Treasury Regulations, that it is not a "foreign person."

              (g) Parent shall have received from Seller Parent written evidence that certain medical carts and fax machines have been transferred to the Sellers at net book value and such medical carts and fax machines are reflected on the Closing Date Balance Sheet.

         Section 5.3 Conditions to Obligations of Seller Parent and the Sellers. The obligation of Seller Parent and the Sellers to effect the transactions contemplated by this Agreement are further subject to the satisfaction or waiver of the following conditions:

              (a) The representations and warranties of the Parent and the Purchaser in this Agreement shall be true and correct in all material respects (without regard for any materiality qualifiers therein) as of the date hereof and at and as of the Closing with the same effect as though such representations and warranties had been made at and as of such time, other than representations and warranties that speak as of another specific date or time prior to the date hereof (which need only be true and correct as of such date or time).

              (b) Parent and the Purchaser shall have performed in all material respects all obligations required to be performed by them under this Agreement at or prior to the Closing.

              (c) Seller Parent shall have received from the Parent and the Purchaser a certificate, dated the Closing Date, duly executed by an executive officer of Parent and the Purchaser, reasonably satisfactory in form to the Sellers, to the effect of (a) and (b).


                                    ARTICLE 6
                            TERMINATION AND AMENDMENT

         Section 6.1 Termination. This Agreement may be terminated at any time prior to the Closing by:

              (a)       Mutual consent of Seller Parent and Parent;

              (b) Either Seller Parent or Parent if the Closing shall not have occurred on or before September 30, 1998, provided that if the Audited EBITA Number shall not have been finally determined by such date or the applicable waiting period under the HSR Act has not expired or been terminated by such date, 15 business days from the later of the date that the Audited EBITA Number is finally determined and the applicable waiting period under the HSR Act has expired or been terminated (unless the failure to consummate the Closing by such date shall be due to the action or failure to act of the party (or its affiliates) seeking to terminate this Agreement); or

              (c) Either Seller Parent or Parent if any court of competent jurisdiction or other competent Governmental Entity shall have issued a statute, rule, regulation, order, decree or injunction or taken any other action permanently restraining, enjoining or otherwise prohibiting the transactions contemplated by this Agreement and such statute, rule, regulation, order, decree or injunction or other action shall have become final and nonappealable.

         Section 6.2 Effect of Termination. In the event of the termination and abandonment of this Agreement pursuant to Section 6.1 hereof, this Agreement shall forthwith become void and have no effect, without any liability on the part of any party hereto or its affiliates, directors, officers or stockholders, other than the provisions of the Confidentiality Agreement and Section 8.11 hereof. Nothing contained in this Section 6.2 shall relieve any party from liability for any breach of this Agreement.

         Section 6.3 Amendment. This Agreement may be amended or modified at any time by the parties hereto, but only by an instrument in writing signed on behalf of each of the parties hereto.

         Section 6.4 Extension; Waiver. At any time prior to the Closing, the parties hereto may (i) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (ii) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto and (iii) waive compliance with any of the agreements or conditions contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such party. Neither the failure nor the delay on the part of any party to exercise any right, remedy, power or privilege under this Agreement shall operate as a waiver thereof.


                                    ARTICLE 7
                            SURVIVAL; INDEMNIFICATION

         Section 7.1    Survival Periods.

              (a) All representations and warranties of the parties contained in this Agreement, the Disclosure Schedule or any certificate delivered in connection herewith shall survive until the date which is 18 months from the Closing Date, and, if notice of a claim is provided by such date, shall survive until the final resolution thereof, provided, that the representations and warranties set forth in Sections 2.9 [taxes] and 2.16 [title] (the "Listed Representations") shall survive the Closing without limitation. All covenants hereunder shall survive without limit (unless by their terms they are to survive for a shorter period). The obligation of the Seller Entities to indemnify Parent and the Purchaser pursuant to this Article VII with respect to the Excluded Liabilities set forth in Schedule 1.1(c), Item 3 [environmental] shall survive until the date which is 18 months from the Closing Date, and, if notice of a claim is provided by such date, shall survive until the final resolution thereof.

              (b) For purposes of this Agreement, a party's representations and warranties shall be deemed to include such party's Disclosure Schedule and all other documents or certificates delivered by or on behalf of such party in connection with this Agreement. None of the Closing, any party's waiver of any condition to Closing or a party's knowledge of any breach prior to the Closing shall constitute a waiver of any rights such party may have hereunder.

         Section 7.2    Indemnification Amounts.

              (a) Notwithstanding any provision to the contrary contained in this Agreement, the Seller Entities shall not be obligated to indemnify Parent or the Purchaser for any costs or expenses (including reasonable attorneys', experts' and consultants' fees), judgments, fines, penalties, losses, claims, liabilities and damages, net of any insurance proceeds and tax benefits but grossed up to take into account tax detriments (such net amounts being referred to herein as, "Damages") pursuant to this Article VII to the extent they (i) are the result of any breach of any representation or warranty or failure to perform any covenant made by or on behalf of the Seller Entities (other than Damages resulting from the breach of any of the Listed Representations as to which there shall be no limitation) or (ii) constitute Excluded Liabilities set forth in Schedule 1.1(c), Item 3 [environmental], unless and until the dollar amount of all Damages shall equal in the aggregate $1,500,000, and then only for the excess over such amount. Notwithstanding the foregoing, no breach of the representations and warranties contained in Section 2.18, 2.19 and 2.20 [inventory, accounts receivable and product returns and warranties] shall be counted as Damages until all reserves for such matters reflected on the Closing Date Balance Sheet have been exhausted.

              (b) Notwithstanding any provision to the contrary contained in this Agreement, the Parent and the Purchaser shall not be obligated to indemnify the Seller Entities for any Damages pursuant to this Article VII to the extent they are the result of any breach of any representation or warranty or failure to perform any covenant made by or on behalf of Parent or the Purchaser, unless and until the dollar amount of all such Damages shall equal in the aggregate $1,500,000, and then only for the excess over such amount.

              (c) Notwithstanding any provision to the contrary contained in this Agreement, the maximum aggregate amount payable pursuant to this Article VII to Parent and the Purchaser or the Seller Entities, as the case may be, shall not exceed the Purchase Price.

         Section 7.3 Indemnification. Subject to the other provisions of this Article VII, from and after the Closing:

              (a) The Seller Entities shall jointly and severally indemnify and hold harmless Parent, the Purchaser, their affiliates and their and their affiliates employees, officers, directors, agents and other representatives from and against any Damages that are the result of, arise out of or relate to (i) any breach of any representation or warranty or failure to perform any covenant made by or on behalf of any of the Seller Entities under this Agreement, (ii) any Excluded Liabilities, (iii) any bulk sales law or a determination that the sale of the Assets hereunder is ineffective against any creditor of any Seller Entity or any taxing authority or other entity asserting any similar claim against any Seller Entity, Parent, the Purchaser or the Assets or (iv) any claims that any transaction contemplated hereby constituted a fraudulent transfer under applicable federal or state law.

              (b) Parent and the Purchasers shall jointly and severally indemnify and hold harmless the Seller Entities, their affiliates and their and their affiliates employees, officers, directors, agents and other representatives from and against any Damages that are the result of, arise out of or relate to (i) any breach of any representation or warranty or the failure to perform any covenant made by or on behalf of Parent or the Purchaser under this Agreement or (ii) any Assumed Liabilities.

              (c) The persons to whom indemnification is provided hereunder are referred to herein as the "Indemnified Parties" and the persons providing indemnification are referred to as the "Indemnifying Parties."

         Section 7.4    Claims.

              (a) If an Indemnified Party intends to seek indemnification pursuant to this Article VII, such Indemnified Party shall promptly notify the Indemnifying Party in writing of such claim. The Indemnified Party will provide the Indemnifying Party with prompt notice of any third party claim in respect of which indemnification is sought. The failure to provide either such notice will not affect any rights hereunder except to the extent the Indemnifying Party is materially prejudiced thereby.

              (b) If such claim involves a claim by a third party against the Indemnified Party, the Indemnifying Party may, within ten days after receipt of such notice and upon notice to the Indemnified Party, assume, through counsel of its own choosing and at its own expense, the settlement or defense thereof, and the Indemnified Party shall cooperate with it in connection therewith, provided, that the Indemnified Party may participate in such settlement or defense through counsel chosen by it. If the Indemnified Party reasonably determines that representation by the Indemnifying Party's counsel of both the Indemnifying Party and the Indemnified Party may present such counsel with a conflict of interest, then the Indemnifying Party shall pay the reasonable fees and expenses of the Indemnified Party's counsel. Notwithstanding anything in this Section 7.4 to the contrary, the Indemnifying Party may not, without the consent of the Indemnified Party, settle or compromise any action or consent to the entry of any judgment, such consent not to be unreasonably withheld. So long as the Indemnifying Party is contesting any such claim in good faith, the Indemnified Party shall not pay or settle any such claim without the Indemnifying Party's consent, such consent not to be unreasonably withheld. If the Indemnifying Party is not contesting such claim in good faith (including if it does not notify the Indemnified Party of its assumption of the defense of such claim within the ten day period set forth above), then the Indemnified Party may conduct and control, through counsel of its own choosing and at the expense of the Indemnifying Party, the settlement or defense thereof, and the Indemnifying Party shall cooperate with it in connection therewith. The failure of the Indemnified Party to participate in, conduct or control such defense shall not relieve the Indemnifying Party of any obligation it may have hereunder.

              (c) If a firm written offer is made by the third party to settle a third party claim referred to in (b) above and the Indemnifying Party proposes to accept such settlement and the Indemnified Party refuses to consent to such settlement, then, provided that such proposed settlement (x) includes a full and unconditional release of the Indemnified Party and (y) does not provide for anything other than the payment of money damages, (i) the Indemnifying Party shall be excused from, and the Indemnified Party shall be solely responsible for, all further defense of such third party claim, (ii) the maximum liability of the Indemnifying Party relating to such third party claim shall be the amount of the proposed settlement, and other amounts for which the Indemnified Party would be entitled to prior to the rejection of the proposed settlement, if the amount thereafter recovered from the Indemnified Party on such third party claim is greater than the amount of the proposed settlement and (iii) the Indemnified Party shall pay all attorneys' fees incurred after the rejection of such settlement by the Indemnified Party, but if the amount thereafter recovered by such third party from the Indemnified Party is less than the amount of the proposed settlement, the Indemnified Party shall be reimbursed by the Indemnifying Party for such attorneys' fees up to a maximum amount equal to the difference between the amount recovered by such third party and the amount of the proposed settlement.

         Section 7.5 Relation to Escrow. Amounts payable to the Purchaser for in demnification claims under this Article VII or claims made under Section 1.6 hereof shall first be paid from the escrow account under the Escrow Agreement. To the extent the foregoing is not sufficient to pay such claim, such claim shall be paid by the Indemnifying Parties.

         Section 7.6 Exclusive Remedy. Following the Closing, the provisions of this Article VII shall be the exclusive remedy for the matters covered hereby, provided that nothing herein shall relieve any party from any liability for fraud.


                                    ARTICLE 8
                                  MISCELLANEOUS

         Section 8.1 Notices. All notices and other communications hereunder shall be in writing and shall be deemed given upon receipt by the parties at the following addresses (or at such other address for a party as shall be specified by like notice):


              (a)       If to Parent or the Purchaser, to:   Omnicare, Inc.
                                                             2800 Chemed Center
                                                             255 East Fifth Street
                                                             Cincinnati, Ohio   45203
                                                             Attention:  President
                                                             Telecopy: 513-762-6678

                                   with a copy to:           Dewey Ballantine LLP
                                                             1301 Avenue of the Americas
                                                             New York, New York 10019
                                                             Attention: Morton A. Pierce and
                                                             Richard D. Pritz
                                                             Telecopy: 212-259-6333

              (b)       If to the Sellers to:                Extendicare Inc.
                                                             105 W. Michigan Street
                                                             Milwaukee, WI 53203
                                                             Attention:  President and CFO
                                                             Telecopy: 905-470-4003

                                  with a copy to:            Extendicare Health Services, Inc.
                                                             105 W. Michigan Street
                                                             Milwaukee, WI 53203
                                                             Attention:  Timothy J. Murphy, Esq.
                                                             Telecopy:  414-207-3663

         Section 8.2 Headings. The headings herein are inserted for convenience only and are not intended to be part of or to affect the meaning or interpretation of this Agreement.

         Section 8.3 Counterparts. This Agreement may be executed in two or more counterparts, all of which shall be considered one and the same instrument.

         Section 8.4    Entire Agreement; Assignment.

              (a) This Agreement and the exhibits and schedules hereto and the documents and certificates delivered in connection herewith constitute the entire agreement among the parties hereto with respect to the subject matter hereof, and supersedes all prior and contemporaneous agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof.

              (b) This Agreement shall not be assigned by a party hereto by operation of law or otherwise; provided, that Parent or the Purchaser may assign its rights and obligations hereunder to any wholly owned subsidiary (including an LLC) of Parent or the Purchaser, but no such assignment shall relieve Parent or the Purchaser of its obligations hereunder if such assignee does not perform such obligations.

         Section 8.5    Governing Law.

              (a) THIS AGREEMENT SHALL BE GOVERNED AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF DELAWARE, WITHOUT REGARD TO ANY APPLICABLE CONFLICTS OF LAW PRINCIPLES. THE PARTIES HERETO EXPRESSLY AND IRREVOCABLY (I) CONSENT TO THE EXCLUSIVE JURISDICTION OF THE FEDERAL AND STATE COURTS SITTING IN DELAWARE, (II) AGREE NOT TO BRING ANY ACTION RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY IN ANY OTHER COURT (EXCEPT TO ENFORCE THE JUDGMENT OF SUCH COURTS), (III) AGREE NOT TO OBJECT TO VENUE IN SUCH COURTS OR TO CLAIM THAT SUCH FORUM IS INCONVENIENT AND (IV) AGREE THAT NOTICE OR THE SERVICE OF PROCESS IN ANY PROCEEDING SHALL BE PROPERLY SERVED OR DELIVERED IF DELIVERED IN THE MANNER CONTEMPLATED BY SECTION 8.1 HEREOF. FINAL JUDGEMENT BY SUCH COURTS SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN ANY MANNER PERMITTED BY LAW. IN ADDITION, EACH OF THE PARTIES HERETO WAIVES ANY RIGHT TO TRIAL BY JURY WITH RESPECT TO ANY CLAIM OR PRO CEEDING RELATED TO OR ARISING OUT OF THIS AGREEMENT OR ANY OF THE TRANSACTIONS CONTEMPLATED HEREBY.

              (b) Prior to commencing any litigation involving any dispute arising from this Agreement or the transactions contemplated hereby, the parties shall negotiate in good faith for a period of 30 days (the "Negotiation Period") to resolve such dispute. Any relevant time periods hereunder or under applicable law, rule or regulation will be tolled during the Negotiation Period. If, upon the expiration of the Negotiation Period, the parties have failed to resolve such dispute, all remedies at equity or law shall be available to the parties. Notwithstanding the foregoing, if a party in good faith believes that the other party is taking or will take action that is irreparable or otherwise requires injunctive relief, such party may seek injunctive relief without complying with the other provisions of this Section 8.5(b).

         Section 8.6 Specific Performance. The parties hereto agree that if any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached, irreparable damage would occur, no adequate remedy at law would exist and damages would be difficult to determine, and that the parties shall be entitled to specific performance of the terms hereof, in addition to any other remedy at law or equity.

         Section 8.7 Publicity. Except as otherwise required by law or the rules and regulations of any U.S. or foreign national securities exchange, no party hereto shall issue any press release or otherwise make any public statement with respect to the transactions contemplated by this Agreement without prior approval of the other parties hereto. Neither the Sellers nor any affiliates shall disparage the Business, including by commenting negatively on its earnings or prospects.

         Section 8.8 Binding Nature; No Third Party Beneficiaries. This Agreement shall be binding upon and inure solely to the benefit of each party hereto and their permitted successors and assigns, and nothing in this Agreement, express or implied, is intended to or shall confer upon any other person or persons any rights, benefits or remedies of any nature whatsoever under or by reason of this Agreement.

         Section 8.9 Severability. This Agreement shall be deemed severable; the invalidity or unenforceability of any term or provision of this Agreement shall not affect the validity or enforceability of this Agreement or of any other term hereof, which shall remain in full force and effect.

         Section 8.10 Interpretation. As used in this Agreement, (a) "including" (or similar terms) shall be deemed followed by "without limitation" and shall not be deemed to be limited to matters of a similar nature to those enumerated, (b) "contract" shall include any note, bond, mortgage, indenture, contract, agreement, permit, license, lease, purchase order, sales order, arrangement or other commitment, obligation or understanding, (c) "subsidiary" of any person means another person, an amount of the voting securities, other voting ownership or voting partnership interests of which is sufficient to elect at least a majority of its Board of Directors or other governing body (or, if there are no such voting interests, 50% or more of the equity interests of which) is owned directly or indirectly by such first person and, in the case of the Seller Entities, shall include all subsidiaries, affiliates or any entity under the control of such Seller Entity or over which it has the power to direct, or cause the direction, of the management of the entity, whether through ownership of stock, by contract or otherwise, but not including Chippewa Valley Home Care, LLC, HFM/UPC Home Medical Services, LLC or UPC/HME, LLC, (d) "ordinary course of business" (or similar terms) shall be deemed followed by "consistent with past practice," (e) "assets" shall include "rights" including rights under contracts and (f) "knowledge" (or similar terms) with respect to any Seller Entity shall mean the knowledge of the persons set forth in Section 8.10(f) of the Disclosure Schedule, provided, however, that with respect to matters relating to Facilities, assets or operations acquired as part of the acquisition of the Arbor Health Care Company, knowledge shall mean the knowledge such individuals would have after conducting a reasonable inquiry. In determining whether a fact, event or other item has a Material Adverse Effect, such fact, event or other item shall be considered individually and in the aggregate with all similar or related facts, events or other items. Seller Entities hereby represent and warrant that HFM/UPC Home Medical Services, LLC and UPC/HME, LLC are not engaged in the Business and none of the assets of such entities are utilized in the conduct of the Business.

         Section 8.11 Payment of Expenses. Whether or not the transactions contemplated by this Agreement shall be consummated, each party hereto shall pay its own expenses incident to preparing for, entering into and carrying out this Agreement.

         Section 8.12   Access to Records.

              (a) Parent and the Purchaser agree that each of the Seller Entities and their attorneys, agents, accountants and designees may have such access to the books and records of the Business which are a part of the Assets and such right to make copies thereof as the Sellers may reasonably deem necessary. Any such examination shall be at the expense of the Sellers, shall be performed at the place where such books and records are regularly maintained, shall be conducted during normal business hours, and shall be done in a reasonable manner so as to minimize the disruption and interference with normal business activities. Such access shall extend only insofar as such books and records relate to the Sellers or events arising prior to the Closing Date with respect to the Business or the Sellers.

              (b) Each Seller Entity agrees that each of Parent and the Purchaser and their attorneys, agents, accountants and designees may have such access to the books and records of the Business which were not part of the Assets and such right to make copies thereof as Parent or the Purchaser may reasonably deem necessary. Any such examination shall be at the expense of Parent and the Purchaser, shall be performed at the place where such books and records are regularly maintained, shall be conducted during normal business hours, and shall be done in a reasonable manner so as to minimize the disruption and interference with normal business activities. Such access shall extend only insofar as such books and records relate to the Business or events arising after the Closing Date with respect thereto.

         IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above.

                                         OMNICARE, INC.


                                         By:___________________________________
                                         Name:_________________________________
                                         Title:________________________________

                                         BADGER ACQUISITION CORP.


                                         By:___________________________________
                                         Name:_________________________________
                                         Title:________________________________

                                         EXTENDICARE HEALTH SERVICES, INC.


                                         By:___________________________________
                                         Name:_________________________________
                                         Title:________________________________


                                         THE SELLERS:

                                         ALTERNACARE PLUS ENTERPRISES, INC.


                                         By:___________________________________
                                         Name:_________________________________
                                         Title:________________________________


                                         BAY GERIATRIC PHARMACY, INC.


                                         By:___________________________________
                                         Name:_________________________________
                                         Title:________________________________

                                         THE DRUGGIST, INC.


                                         By:___________________________________
                                         Name:_________________________________
                                         Title:________________________________


                                         HOME CARE PHARMACY, INC. OF
                                         FLORIDA.


                                         By:___________________________________
                                         Name:_________________________________
                                         Title:________________________________


                                         POLY-STAT COMPUTER APPLICATIONS,
                                         INC.


                                         By:___________________________________
                                         Name:_________________________________
                                         Title:________________________________

                                         POLY-STAT SUPPLY CORPORATION


                                         By:___________________________________
                                         Name:_________________________________
                                         Title:________________________________


                                         Q.D. PHARMACY, INC.


                                         By:___________________________________
                                         Name:_________________________________
                                         Title:________________________________


                                         UNITED PROFESSIONAL COMPANIES,
                                         INC.


                                         By:___________________________________
                                         Name:_________________________________
                                         Title:________________________________